As of April 30, 2012, the following
persons or entities no longer own
more than 25% of a funds voting security.

Person/Entity

GEM Sector Leader
Mirae Asset Global Investments			22.80%

Asia Sector Leader
Mirae Asset Global Investments			24.41%

Asia Sector Leader
Mirae Asset Global Investments Co Ltd.		22.20%